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                                                                     EXHIBIT 2.2

                   AMENDMENT NO. 1 TO THE AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

         AMENDMENT NO. 1 TO THE AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Amendment No. 1"), dated as of January 15, 2002, by and among Blue Dolphin Energy Company, a Delaware corporation ("BDCO"), BDCO Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of BDCO ("Merger Sub"), and American Resources Offshore, Inc., a Delaware corporation ("ARO"). Unless otherwise indicated, capitalized terms used herein without definition shall have the respective meanings set forth in the Merger Agreement (as defined below).

                              W I T N E S S E T H:

         WHEREAS, BDCO, Merger Sub and ARO are parties to that certain Amended and Restated Agreement and Plan of Merger, dated as of December 19, 2001 (the "Merger Agreement"); and

         WHEREAS, BDCO, Merger Sub and ARO desire to amend the Merger Agreement as set forth in this Amendment No. 1;

         NOW, THEREFORE, in consideration of the agreements contained in this Amendment No. 1, the parties agree as follows:

                  1. Section 1.8(b) of the Merger Agreement shall be deleted in its entirety and the following substituted in place thereof:

         "(b) Conversion of Common Stock. At the Effective Time, each issued and outstanding share of Common Stock, other than Dissenting Shares (as defined in Section 1.12) that are owned by Dissenting Stockholders (as defined in Section 1.12) that have properly exercised appraisal rights pursuant to Section 262 of the DGCL and shares to be cancelled in accordance with Section 1.8(a), shall be converted into the right to receive, at the election of the holder thereof, one of the following (as adjusted pursuant to Section 1.11, the "Common Stock Merger Consideration"):

                  (i) for each share of Common Stock with respect to which an election to receive shares of BDCO common stock, par value $0.01 per share (the "BDCO Common Stock"), has been effectively made, and not revoked or lost, pursuant to Section
                  1.10 (a "Common Share Election") and for each share with respect to which a Common Share Election is deemed to have been made pursuant to Section 1.10, the right to receive a fraction of a share of BDCO Common Stock equal to the Common Exchange Ratio (as defined below) (the "Common Stock Consideration"); and
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                  (ii) for each such share of Common Stock with respect to which an election to receive Cash has been effectively made, and not revoked or lost, pursuant to Section 1.10 (a "Common Cash Election"), the right to receive $.06 in cash, without interest, (the "Common Cash Consideration").

         All such shares of Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration (as defined in Section 1.9(a)) upon surrender of such certificate in accordance with Section
         1.9. The "Common Exchange Ratio" shall be equal to the greater of either (A) .0276 or (B) .06 divided by the BDCO Share Price (as defined below). The "BDCO Share Price" shall be equal to the average of the per share sales price (excluding after-market trading) for BDCO Common Stock on the Small Cap Market System of the National Association of Securities Dealers Automated Quotation System as reported in the Wall Street Journal, calculated to two decimal places, for the ten (10) trading days immediately preceding the date on which the Proxy Statement is first mailed."

                  2. Except as herein modified, all other provisions of the Merger Agreement shall be and remain in full force and effect.

                  3. This Amendment No. 1 may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                               AMERICAN RESOURCES OFFSHORE, INC.


                                               By:  /s/ JOHN P. ATWOOD
                                                  ------------------------------
                                                    John P. Atwood
                                                    Vice President
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                                               BLUE DOLPHIN ENERGY COMPANY


                                               By:  /s/ G. BRIAN LLOYD
                                                  ------------------------------
                                                    G. Brian Lloyd
                                                    Vice President and Treasurer


                                               BDCO MERGER SUB, INC.


                                               By:  /s/ G. BRIAN LLOYD
                                                  ------------------------------
                                                    G. Brian Lloyd
                                                    Vice President and Treasurer